EXHIBIT 18

Preferability Letter from Independent Registered Public Accounting Firm

August 7, 2009

Board of Directors

Allergan, Inc.

2525 Dupont Drive

Irvine, California 92612

Dear Allergan Board Members:

Note 1 of Notes to the Unaudited Condensed Consolidated Financial Statements of Allergan, Inc. (the “Company”) included in its Form 10-Q for the quarterly period ended June 30, 2009 describes a change in the method of applying an accounting principle with respect to the date of the Company’s annual goodwill impairment assessment from the first day of the first quarter to the first day of the fourth quarter. There are no authoritative criteria for determining a ‘preferable’ date based on the particular circumstances; however, we conclude that such change in date of the assessment is to an acceptable alternative which, based on your business judgment to make this change for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any consolidated financial statements of the Company as of any date or for any period subsequent to December 31, 2008, and therefore we do not express any opinion on any consolidated financial statements of Allergan, Inc. subsequent to that date.

Very truly yours,

/s/ ERNST & YOUNG LLP